Exhibit 107

CALCULATION OF FILING FEE TABLE

Form S-3

(Form Type)

INNSUITES HOSPITALITY TRUST

(Exact Name of Registrant as Specified in its Charter)

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)(3)(4)	Fee Rate	Amount of Registration Fee(3)
Equity	Common stock, without par value per share	Rule 457(a) (3)	1,000,000	$1.45	$1,450,000	$147.60 per $1,000,000 of the proposed maximum aggregate offering price	$214.02
Total Offering Amounts(4)					$1,450,000		$214.02
Total Fee Offsets							$-
Net Fee Due							$214.02

(1) Pursuant to Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act), the securities registered hereunder include such indeterminate number of shares of common stock. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.

(2) The proposed maximum per unit and aggregate offering prices per class of securities will be determined from time to time by the Registrant in connection with the issuance by the Registrant of the securities registered under this registration statement and is not specified as to each class of security pursuant to General Instruction II.D of Form S-3 under the Securities Act.

(3) Calculated pursuant to Rule 457(a) under the Securities Act.

(4) Any securities registered hereunder may be sold separately or as units with other securities registered hereunder. The proposed maximum offering price per unit will be determined by us in connection with the issuance of the securities. In no event will the aggregate offering price of all securities issued by the Registrant from time to time pursuant to this registration statement exceed $1,450,000 or the equivalent thereof in one or more foreign currencies, foreign currency units or composite currencies.